Exhibit (g)(42)

Form of Letter Agreement with State Street Bank and Trust Company

[Janus Letterhead]

[ ], 2017

Steven Bennett

State Street Bank and Trust Company

Global Investor Services Group

2 Avenue de Lafayette LCC/2S

Boston, Massachusetts 02111

VIA FEDERAL EXPRESS

Dear Mr. Bennett:

Please be advised that Janus Investment Fund (the “Trust”) has established Janus Henderson All Asset Fund, Janus Henderson Dividend & Income Builder Fund, Janus Henderson Emerging Markets Fund, Janus Henderson European Focus Fund, Janus Henderson Global Equity Income Fund, Janus Henderson International Long/Short Equity Fund, Janus Henderson International Opportunities Fund, Janus Henderson International Small Cap Fund, Janus Henderson Strategic Income Fund, and Janus Henderson U.S. Growth Opportunities Fund as new series of the Trust, effective on or about [ ], 2017. Pursuant to the existing Amended and Restated Custodian Contract between the Trust and State Street Bank and Trust Company (“State Street”), the Trust requests confirmation that State Street will act as custodian for this new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND

By:

STATE STREET BANK AND TRUST COMPANY

By:

Agreed to this          day of                          2017